FOR IMMEDIATE RELEASE
September 8, 2016

PCS Edventures announces Bricklab product changes

Company Announces New BrickLAB Product Configurations and Retail Opportunity

Boise, Idaho, September 8, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced new product packaging and configurations for its popular BrickLAB product line that will expand its market potential.

The PCS BrickLAB product line is based around a high-quality plastic building block compatible with other major building systems including LEGO®, K’NEX®, Megablox® and others. PCS educators and product designers have worked together for a number of years to evolve the product into the perfect manipulative for hands-on STEM education. The new packaging configurations and expansion of colors streamline fulfillment operations for schools and also opens up new potential retail markets.

Heidi Grover, Director of Marketing and Development, said “We have been in pursuit of the ‘perfect brick’ it seems for years and we love this new product. We designed it with slightly rounded corners so there is less risk of sharp edges cutting students and teachers. We selected resins that are slightly softer and have less ‘clatter’ to them which makes for a quieter classroom experience. We selected a broad range of primary and vibrant colors that provide a colorful, engaging experience and appeal to all students. We engineered the clutch strength to be slightly higher than competitive products to enable more sophisticated building challenges. And we designed a very specific inventory of sizes to provide a rich platform for classroom projects. Finally, the new packaging for the BrickLAB BrickPACK is beautiful for retail display and configures the product into smaller modules for educators looking to expand their building inventory in smaller purchases.”

Jim Schmidt, Ed.D. who leads professional development initiatives at PCS Edventures said, “I have had the pleasure of working with educators and educational researchers now for a number of years, and the BrickLAB is one of the most versatile and useful STEM products on the market. In addition to the many volumes of curriculum that embed STEM education into the classroom and after-school settings, we have documented university research that shows how this product helps elementary teachers to become more comfortable with introducing STEM topics into the classroom.”

Learn more about the BrickLAB BrickPACK and associated accessories and curriculum at the PCS Edventures website. Click here for a direct link to the BrickPACK product.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPink: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

_ _

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

# # #